Filed Pursuant to Rule 424(b)(3)
SEC File #333-173685

1st FRANKLIN FINANCIAL CORPORATION

SENIOR DEMAND NOTES

PERIODS OF FEBRUARY 16, 2012 THRU FEBRUARY 22, 2012
AND
FEBRUARY 23, 2012 THRU FEBRUARY 29, 2012

Period of February 16, 2012 Thru February 22, 2012

Daily Balance	$1 to $2,499	$2,500 to $9,999	$10,000 to $49,999	$50,000 to $99,999	$100,000 & over
Effective Yield (a)	1.92%	1.92%	2.17%	2.17%	2.17%
Interest Rate	1.90%	1.90%	2.15%	2.15%	2.15%

Period of February 23, 2012 Thru February 29, 2012

Daily Balance	$1 to $2,499	$2,500 to $9,999	$10,000 to $49,999	$50,000 to $99,999	$100,000 & over
Effective Yield (a)	1.92%	1.92%	2.17%	2.17%	2.17%
Interest Rate	1.90%	1.90%	2.15%	2.15%	2.15%

(a)	Compounded daily based on 365/366 day year.

This is not an offer to sell, or the solicitation of an offer to purchase, these securities in any jurisdiction where such offer or solicitation is unlawful.  Any offer or sale will be made only by a prospectus, which is available by visiting us at 135 East Tugalo Street, Toccoa, Georgia, by writing us at P.O. Box 880, Toccoa, Georgia 30577 or by calling us at (706) 886-7571 or (800) 282-0709 (in GA) or (800) 700-7943 (outside of GA).

We are not a bank, and investments are not bank deposits or obligations and are not insured by the FDIC, SPIC or any other federal or state agency.  Investors must rely on the Company’s ability to pay principal and interest on the Senior Demand Notes.

Prospectus Supplement Dated February 16, 2012